Exhibit 99.2

Participants
CORPORATE PARTICIPANTS
Pablo E. Paez	J. David Donahue
Executive Vice President, Corporate Relations, The GEO Group, Inc.	Senior Vice President & President, GEO Secure Services, The GEO Group, Inc.

George C. Zoley	Ann M. Schlarb
Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.	Senior Vice President & President, GEO Care, The GEO Group, Inc.

Brian R. Evans
Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

OTHER PARTICIPANTS
Jordan M. Sherman	Walt Sosnowski
Portfolio Manager, Ranger Global Real	CEO, Portfolio Manager & Founder, Src
Estate Advisors LLC	Capital Management LLC

Andrew Berg
Analyst, Post Advisory Group LLC
Management Discussion Section

Operator

Good morning and welcome to The GEO Group Second Quarter 2019 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note today’s event is being recorded.

I’d now like to turn the conference over to Pablo Paez, Executive Vice President of Corporate Relations. Please go ahead.

Pablo E. Paez

Executive Vice President, Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s second quarter 2019 earnings results. With us today are George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; Ann Schlarb, President of GEO Care; and David Donahue, President of GEO Secure Services.

This morning, we will discuss our second quarter results and outlook for the balance of the year. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our Investor website at investors.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and the supplemental disclosure we issued this morning. Additionally, much of the information we will discuss today, including the answers we give inresponse to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters.

These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Pablo, and good morning to everyone. We are very pleased with our second quarter results which are driven by strong fundamentals and the positive trends across our diversified business segments. While we expect these trends to continue forward, we are keeping our financial guidance for the second half of the year unchanged at this time. Our second half results will reflect a significant level of start-up activity which is expected to drive future earnings and cash flow growth. In total, we are scheduled to activate new and expansion projects with more than 5,700 beds during the third and fourth quarters of this year.

These projects involve the reactivation of 4,600 beds that were previously idle as well as contract capacity expansions in the U.S. and Australia totaling more than 1,000 beds. On a combined basis, this start-up activity is expected to add more than $100 million in annualized revenues with higher than average margins and only minimal CapEx requirements. We believe our strong quarterly results and new project activations are indicative of the stability of our cash flows and the sustainability of our annual dividend payments.

However, we recognize that the recent media stories regarding overcrowded border patrol facilities and financial institutions discontinuing future financial support for private operators of ICE processing centers have created volatility in our equity and debt markets. These headlines have unfortunately been driven by a false narrative and deliberate mischaracterization of our long-standing role as a quality service provider to ICE. We have never managed any facilities that house unaccompanied minors. We have never managed any border patrol holding facilities.

Last Friday, Fox News ran a lengthy segment on GEO’s 1,940-bed Adelanto ICE processing center in California. This facility has many of the features that are typical in other GEO facilities. They are among the most modern ICE processing centers in the U.S. The residential centers we manage on behalf of ICE are highly rated by national accreditation organizations and provide high quality, culturally responsive services in a safe and humane environment.

The physical planned features in residential care requirements were contractually refined under the Obama administration. GEO’s facilities are modern, air conditioned, clean, and safe. GEO’s typical ICE processing center amenities include flat screen TVs in the housing areas comprised of either dormitory or a combination of cellular units with multi-purpose rooms, outdoor covered pavilions, and artificial turf soccer fields. The residents are provided with hot meals, clothing, 24/7 access to healthcare services, and full access to telephones and legal services. The average length of stay is approximately two months while the residents are waiting for a decision on their immigration cases.

During the last two or three years, we’ve noticed that the residents have come to us with increased general healthcare and mental healthcare issues due to their originating from Central American countries with limited healthcare services. Our employees do their best every day to take care for the residents with dignity and respect while they are with us. We have been successfully providing these professional services for 30 years under democratic and republican administrations. We provide the same exact services at our facilities today that we provided for eight years under President Obama’s administration.

We understand the frustration across party lines with our country’s immigration laws but it is important to emphasize that our company plays no role in that debate. Our exclusive role is to be a professional and responsible secure care provider under the bipartisan immigration policies passed by Congress and carried out by ICE. We are proud of the daily commitment and professionalism of our 23,000 employees around the world. We are taking steps to more aggressively tell our story to members of Congress, state legislators, and the general media. We have committed to publish an annual report on our company’s respect for human rights along with an ESG report by the end of September.

We are proud of the work we do on behalf of government agencies throughout the world. We are also very proud of the services for our U.S. state clients to reduce recidivism through our GEO Continuum of Care. This program provides enhanced offender rehabilitation, including cognitive behavioral therapy, as well as assisting them with post-release services in order to more successfully re-enter their communities.

We have fully implemented our GEO Continuum of Care program at 17 GEO facilities in the United States and we have publicly committed to expanding these programs to all of the state correctional facilities we manage across the country by the end of next year. This aggressive expansion is expected to increase our annual spending commitment on the GEO Continuum of Care by 50% to $15 million. We are proud to have taken our place as a world leader in offender rehabilitation.

Turning to our credit facility, we were successful in extending the maturity of our senior revolving credit facility to May 2024 without any change in terms and we do not have any debt maturities due for approximately three years. Our growing earnings will allow us to naturally deleverage while providing support for our annual dividend payments, which we expect to remain unchanged. We expect to apply our growing excess cash flow on paying down debt as we will – will be further explained by our CFO, Brian Evans.

Now, I’ll ask Brian Evans to review our results and outlook.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George. Good morning, everyone. Today, we reported second quarter revenues of approximately $614 million and net income attributable to GEO of $0.35 per diluted share.

Our second quarter results reflect a $5.7 million loss on the extinguishment of debt related to the refinancing of non-recourse debt for the Ravenhall, Australia project and the extension of our revolving credit facility, as well as $2.6 million in start-up expenses pre-tax. Excluding these items, we reported second quarter adjusted net income of $0.41 per diluted share, ahead of our guidance range of $0.36 to $0.38 per diluted share.

We reported second quarter AFFO of $0.70 per diluted share ahead of our range of $0.65 to $0.67 per diluted share. Our strong quarterly results were driven by better than expected performance and favorable trends across our diversified business segments.

Turning to our outlook for the balance of the year, while we expect the favorable trends across our business segments to continue, we have kept our adjusted net income and AFFO guidance for the second half of the year unchanged. At this time, we have increased our adjusted net income and AFFO guidance for the full year to account only for our better than expected performance during the second quarter.

We expect net income attributable to GEO to be in the range of $1.40 to $1.44 per diluted share and adjusted net income to be in a range of $1.53 to $1.57 per diluted share on annual revenues of approximately $2.47 billion. We have increased our full year AFFO guidance to a range of $2.69 to $2.73 per diluted share.

As George mentioned, we are scheduled to have significant start-up activity during the second half of 2019 with the activation of more than 5,700 beds. We expect to incur start-up and transition expenses during the third and fourth quarters in connection with these project activations which will drive earnings and cash flow growth into next year. For the third quarter 2019, we expect net income attributable to GEO to be in a range of $0.33 to $0.35 per diluted share, and adjusted net income to be in a range of $0.37 to $0.39 per diluted share, and quarterly revenues of $615 million to $620 million.

We expect third quarter 2019 AFFO to be between $0.66 and $0.68 per diluted share. For the fourth quarter 2019, we expect net income attributable to GEO to be in a range of $0.37 to $0.39 per diluted share, and adjusted net income to be in a range of $0.39 to $0.41 per diluted share on quarterly revenues of $630 million to $635 million. We expect fourth quarter 2019 AFFO to be between $0.66 and $0.68 per diluted share.

Moving to our capital structure, in early June, we extended the maturity of our $900 million revolving credit facility to May 2024, which contractually obligates all banks in the facility for approximately five years. We were able to complete this extension without any changes to the revolver size or the pricing grid. The extended revolver provides us ample liquidity with approximately $390 million in available capacity, in addition to an accordion feature of $450 million under the senior credit facility.

With this extension, we do not have any upcoming debt maturities for approximately three years when $250 million in senior unsecured notes mature in 2022. We will have the opportunity if we choose to take out the 2022 notes with our available liquidity under the revolver. We recognize since the execution of the revolvers extension, recent headlines from our banking partners have created significant volatility in our debt and equity. This volatility is directly tied to heightened political rhetoric that, as George mentioned, is based on mischaracterization of our role as a service provider in our overall company record.

While it is extremely disappointing that misleading political attacks were allowed to impact decade-long banking relationships, we don’t believe that the recent volatility is reflective of our well-established record, strong fundamentals, and accelerating cash flow growth. As previously mentioned, we are scheduled to activate more than 5,700 beds in the second half of 2019, representing over $100 million in incremental annual revenues with better than expected – better than average margins and only minimal CapEx requirements.

Additionally, as we have noted, the payments under operating lease agreement for the idle 1,250 bed Hudson, Colorado facility will conclude at the end of 2019. The expiration of this operating lease obligation is expected to result in annual cash savings – cash flow savings of $10 million beginning in 2020. The expected growth in our cash flows will allow us to naturally deleverage while providing support for our annual dividend payments, which we expect to be sustainable.

We also expect our CapEx requirements to significantly decrease going forward. Aside from our maintenance CapEx needs which we currently estimate at approximately $28 million annually, we expect only minimal growth CapEx requirements mostly in connection with our Electronic Monitoring segment.

Taking all these factors into account, we expect to have between $50 million and $75 million in excess cash flow annually to apply towards paying down debt, while maintaining our current dividend payments. As we execute this strategy, we expect our total leverage, net leverage to decrease to approximately 4.5 times by the end of 2020.

At this time, I will turn the call over to Dave Donahue for a review of our GEO Secure Services segment.

J. David Donahue

Senior Vice President & President, GEO Secure Services, The GEO Group, Inc.

Thanks, Brian, and good morning, everyone. I’d like to provide you an update on our GEO Secure Services business unit. Starting with our Federal segment, we have several upcoming facility activations. In Louisiana, we have reactivated our company-owned 1,000 bed South Louisiana ICE Processing Center in Basile, Louisiana under an existing intergovernmental agreement with ICE. The center, which was previously idle, is expected to complete the intake process during the third quarter of 2019. The South Louisiana Center is expected to generate annualized revenues of approximately $25 million.

In Texas, we recently entered into a contract modification with ICE to increase the contract capacity at the Montgomery Processing Center by 314 beds. This contract capacity expansion is expected to generate approximately $10 million in annualized revenues when it comes online in September of this year. We also recently entered into a new direct contract for our company-owned 1,940-bed Adelanto ICE Processing Center in San Bernardino County, California. This new contract replaces the existing intergovernmental services agreement that was previously in place. With respect to the Federal Bureau of Prisons, wewere recently awarded three new tenure contracts under the CAR 19 procurement which had been issued by the Bureau of Prisons in 2017.

In Michigan, we entered into a 10-year contract with the Bureau of Prisons for the reactivation of our company-owned 1,800-bed North Lake Correctional Facility. The facility is expected to complete the intake process during the fourth quarter. The new contract is projected to generate approximately $37 million in annualized revenues. Reeves County, Texas also entered into two new 10-year contracts with the Bureau of Prisons for the county-owned 1,800-bed Reeves County Detention Center I and II, and the 1,376-bed Reeves County Detention Center III. GEO provides management consulting and support services to Reeves County in relation to these two contracts.

The BOP also has one remaining active procurement. Under the CAR 18 solicitation, the BOP is rebidding the management contract for the government-owned 2,355-bed Taft facility in California. We expect the decision on this solicitation to be announced by the end of this year.

Finally, both ICE and the U.S. Marshals Service have issued several requests for information encompassing several thousand beds in different locations around the country.

Moving to our State segment, we believe our nine-state correctional customers have stable budgets, and we have been able to provide high-quality services without being impacted by budgetary constraints. In California, we were regrettably notified by the California Department of Corrections & Rehabilitation that the contract for our 700 beds Central Valley Facility will lapse on September 30. We have accounted for this transition in our projections and are currently exploring alternative uses for the facility.

We are also currently in discussions with a number of states regarding their current needs and challenges. Several states continue to face capacity constraints and many of our state customers are facing challenges related to older prisons. In the states where we operate, the average age of state prisons ranges from approximately 30 to 60 years.

Moving to our International markets, we are currently undertaking a number of expansion projects in Australia. In the State of Victoria, we recently announced negotiations for a 300-bed expansion at our 1,300-bed Ravenhall Correctional Centre which is expected to come online during the fourth quarter with projected additional annual revenues of $19 million. In New South Wales, we are developing a 489-bed expansion at the Junee Correctional Centre bringing the total capacity to 1,279 beds. This expansion is expected to also be completed during the fourth quarter with projected annual revenues of $12 million. Finally in Victoria, we are constructing a 137-bed expansion to the Fulham Correctional Centre which will bring the total capacity at the center to 955 beds with expected completion during 2020.

At this time, I’ll turn the call over to Ann for a review of GEO Care. Ann?

Ann M. Schlarb

Senior Vice President & President, GEO Care, The GEO Group, Inc.

Thank you, Dave, and good morning, everyone. I’d like to provide you an update on your GEO Care business unit starting with our GEO Reentry Services division. During the second quarter, net operating income from our GEO reentry owned and leased assets experienced a year-over-year increase of approximately 13%. This increase in NOI reflects several factors including the consolidation and reorganization of our reentry operations in Pennsylvania; the reactivation of our Philadelphia reentry center on April 1 under a new five-year 70-bed contract with the Federal Bureau of Prisons with projected annual revenues of $3 million; the opening of a new day reporting center with the Federal Bureau of Prisons in Sacramento, California; and better overall performance from our reentry centers under contracts with the Federal Bureau of Prisons.

Moving to our Youth Services division, our facilities and programs continue to provide important rehabilitation and treatment alternatives for youth across several states and local jurisdictions. Our BI Electronic Monitoring division continued to experience year-over-year growth in revenue and NOI driven in part by theincreased utilization under our alternative to detention contract with ICE. This program has allowed the federal government to effectively use community alternatives for individuals going through the immigration review process.

Finally, we continue to expand our GEO Continuum of Care program which has been implemented across 17 GEO facilities in the United States including 15 state correctional facilities. Our GEO Continuum of Care integrates enhanced in-custody rehabilitation programs including cognitive behavioral treatment with post-release support services such as transitional housing, transportation, clothing, food, and job placement assistance. The Continuum of Care program is supervised and assisted at the corporate office level with the division that has expanded to 50 staff with subject matter experts in education, cognitive behavioral treatment, substance abuse treatment, post-release services, Continuum of Care training, and quality assurance. We believe that the scope and substance of these programs are unparalleled in our industry.

On any typical day, there are approximately 30,000 participants enrolled in GEO’s offender rehabilitation programs which resulted in 6.7 million program hours, 9,000 vocational certificates, and nearly 3,000 High School Equivalency Diploma in 2018. We have made a public commitment to further expand our GEO Continuum of Care to all state correctional facilities operated by GEO by end of next year, which is expected to increase our annual corporate spending on the Continuum of Care to $15 million.

At this time, I’ll turn the call back to George for his closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Ann. As you have now heard, our strong financial and operational results are driven by our company’s quality services and continued growth. We have always been committed to treating everyone in our care with respect and dignity, and we acknowledge our unique responsibility to respect and protect their human rights.

We’ve made a commitment to begin publishing an annual report on human rights in September of this year along with a comprehensive ESG report. It’s regrettable that political rhetoric and false narratives about our company have created volatility in the capital markets, but we are proud of our 30-year record as a professional service provider to federal, state, and local agencies.

Our management team and board remain focused on the effective allocation of capital. Our growing cash flows will allow us to naturally deleverage while providing support for our annual dividend payments, which we expect to remain unchanged. We expect to apply our increasing excess cash flow on paying down debt.

That completes our presentation, and we would now be glad to address any questions. Operator?

Question And Answer Section

Operator

Thank you. We will now begin the question-and-answer session. [Operator Instructions] And today’s first question comes from Jordan Sherman of Ranger Global. Please go ahead.

Jordan M. Sherman

Portfolio Manager, Ranger Global Real Estate Advisors LLC

Yes. Thank you. Couple of questions. First on earnings, the earnings impact of the 5,700 beds that you mentioned you’d be activating in the second half. Just wondering it sounded like as you described them that you would be – you’d be up fully running by year-end. So I just want to confirm that you would be at full run rate by year-end. But I’m also wondering what was the impact embedded in your guidance for the net results, net of the start-up costs?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

This is Brian. In the third quarter, we had significant start-up costs. There’s not as much start-up costs in the fourth quarter but I would say that the fourth quarter is still a normalization period. So it’s really not till the first quarter that we’ll see the first quarter of 2020 that we’ll see the favorable results of the impact ofthe activation of the North Lake Facility and the other BOP facilities, the Reeves facilities in Texas, We are seeing some positive impact in Q3 and Q4 from the activation of the South Louisiana facility which is a ICE facility. And then we won’t have any of the impact of the discontinuation of the Hudson, Colorado lease until 2020. It will begin immediately but it’s $10 million annualized that will start in 2020.

Jordan M. Sherman

Portfolio Manager, Ranger Global Real Estate Advisors LLC

Terrific. Okay. And then just want to hit on the, obviously, operating in a very politicized environment, you’ve gotten requests for information from the House Oversight Committee and Elizabeth Warren. I just wonder if you could talk about that a little bit. And I just want to also for context, it seems reminiscent of 2016 when the Sally Yates memo came out. But that was focused on the BOP and at least Elizabeth Warren’s comments were focused it seemed on ICE and U.S. Marshals. Can you discuss the differences there especially considering the fact that ICE and U.S. Marshals have virtually no – none of their own capacity in terms of what types of alternatives are at least possible, if pursuit of her interest in getting rid of private prisons comes to the floor, which is, we don’t know where that stands of course. But anyway, just if you could just talk around that a little bit, that would be helpful.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, we are cooperating with any member of Congress or a committee that’s requesting information. With respect to the U.S. Marshals agency, they don’t operate any of their own facilities. All of their capacity is contracted with either local governments or private companies like ourselves. There is – has been an emphasis on ICE and maybe that’s because of the growing capacity that’s been developed to better secure the southern border. We are part of that growth in providing capacity to the ICE agency. And there are questions being posed as to the locations of the facilities and average daily populations and things of that nature, and we are fully cooperating.

Jordan M. Sherman

Portfolio Manager, Ranger Global Real Estate Advisors LLC

Understood. I guess what’s – if there was a drive to get – to eliminate private prisons, it doesn’t seem like that’s possible I guess is my – was my sort of point. And what are the alternatives to that?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well...

Jordan M. Sherman

Portfolio Manager, Ranger Global Real Estate Advisors LLC

...because that’s the worst case scenario that people seem to be pricing into the stocks. And I just don’t think it’s focused on the reality of the situation so clearly.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Even under the time of the Sally Yates memo and directive to the BOP, to my recollection, there was only one facility that was impacted by that memo. It was our facility actually. And we lost about 600 beds that the capacity of one of our BOP facilities that was up for renewal was reduced by approximately 600 beds. And then I believe within a 30 to 60-day time period, we re-contracted those very same beds to ICE. And ICE to my recollection never reduced any capacity. The Marshals Service never reduced any private sector capacity.

Jordan M. Sherman

Portfolio Manager, Ranger Global Real Estate Advisors LLC

Okay. And then just – you’ve talked about state – incremental state opportunities. I’m just wondering where any of those stand, if there’s anything still in percolating on the state front.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

In Alabama, they are in the beginning of an RFP process for three large scale facilities. There are other non-public projects that we’re aware of that we can’t comment on at this time. But the growth that we have that’s already scheduled to take place I think is the largest scale of growth we’ve ever experienced as a company and probably the most financially meaningful that will take place over the second half of this year.

Jordan M. Sherman

Portfolio Manager, Ranger Global Real Estate Advisors LLC Perfect. Thank you very much. [Operator Instructions]

Operator

Today’s next question comes from David Stewart of Longfellow. Please go ahead.

Yeah. Just to follow up on that question regarding the political environment. One of the things, and I agree with you, that the overall political context has gotten more hostile, the dialogue, the headlines, all that. One thing I think we can all agree on is that hostility is not going away anytime soon certainly leading up to the election in 2020. And also, the negative pall of the restrictive lending environment, that’s the reality that the industry faces. It’s what your company faces. So whether it’s – whether it comes true or not, it seems like they’re just an elevated operating risk with regards more particularly to the political environment. And maybe if you really needed money, it would be harder to get because of the restricted lending environment.

So my real question is, does the REIT structure of your company still make sense? I’m kind of curious about that because even though you say 4.5 times leverage at the end of 2020, you can only reduce debt by so much under the REIT context. I mean from a operating flexibility perspective, just knowing what you’re facing every four years from administrative change over position, wouldn’t it make more sense to eliminate the REIT status and use as much cash flow as possible to rapidly pay down debt just to give yourself more operating flexibility and survivability under a worst case scenario perspective going forward? I’m just curious on your thoughts on that if you’ve ever talked about that. And then my second question is given the price of where your bonds are trading, have you ever discussed potentially buying those in in the open market?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

On the first question, I don’t believe we would have serious reconsideration of our REIT status given a snapshot view of recent events that are likely to last 15 months. If you look at our 30-year history of dealing with republican and democratic administrations, we’ve continued to grow under both. And the one attempt to reduce growth in the private sector was not particularly successful because of the major role of the private sector plays in providing security for this country. I don’t think that need, that requirement is going to go away under a democratic administration. Our southern border is a long porous border and it borders a billion people who live to the south of it that live in failed states that many of whom want to come to this country and there needs to be an orderly process for them to do so and I think both parties need to reach better refinement of our immigration policies to permit that to happen, but our company plays no role in it. We just provide facilities for taking care of those fewer selected ones that are held in these facilities – these processing centers pending the outcome of their cases.

As I said, those facilities are air conditioned, they’re clean, they have flat screen TVs, they have artificial turf soccer fields. They’re very comfortable amenities for them, and that’s the service we’ve been providing for ICE for 30 years. I don’t think that need is going to go away. We’re not going to revise our structure because a situation that we hope is temporary that the heated rhetoric will die down after the next election regardless of who wins. Brian, you’re going to say something about...

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, then on the consideration of repurchasing some of the bonds either to take advantage of the dislocation in the pricing or helps stabilize that market, I mean that is something that we have considered and will continue to look at and make this decision around that based on our capital needs and availability and what we think is appropriate at the time.

Okay. Thank you very much.

Operator

And our next question today comes from Andrew Berg of Post Advisory Group. Please go ahead.

Andrew Berg

Analyst, Post Advisory Group LLC

Asked and answered. Thank you.

Operator

And our next question today comes from Walt Sosnowski of SRC Capital. Please go ahead.

Walt Sosnowski

CEO, Portfolio Manager & Founder, Src Capital Management LLC Thanks for taking my call. On a potential future sell-side coverage, what are your thoughts on trying to get new sell-side coverage?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

We’re working with a number of smaller equity analyst shops. I think some of those folks are actually listening in on the call. So, we’re in the early stages of developing some of those relationships. I can’t predict whether or not we’ll have any by the next quarterly call, but we’re in the process of developing some of those relationships.

Walt Sosnowski

CEO, Portfolio Manager & Founder, Src Capital Management LLC

Okay. Great. Thanks.

Operator

And ladies and gentlemen, this concludes the question-and-answer session. I’d like to turn the conference back over to the management team for any final remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Okay. Thank you for participating in this call. We look forward to addressing you once again in three months. Thank you.

Operator

Thank you, sir. Today’s conference has now concluded, and we thank you all for attending today’s presentation. You may now disconnect your lines. Have a wonderful day.